Exhibit 99.1

March 21, 2017

Mr. Carl Cummings

CEO

Utility Service Holding Company

P. O. Box 240

Warthen, GA 31094

Dear Carl,

The purpose of this memorandum is to inform and document a change to the current Separately Managed Account agreement in place between Utility Service Holding Company and JAM Capital Partners Management, LLC.

Reference is made to that certain [Separate Managed Account Agreement between [JAM Capital Partners] (“Advisor”) and [Utility Service Company] (“Client”) dated [April 1, 2016) (the “Management Agreement”)] related to the management by Advisor of certain accounts (“Accounts”) on behalf of Client. The Advisor and the Client hereby amend and supplement the Management Agreement to provide that the Advisor shall not have the power to vote or dispose of any securities held in the Accounts without the prior consent of Client.

Except as set forth herein, all of the other terms and conditions of the Management Agreement shall remain in full force and effect, enforceable against the parties thereto in accordance with its terms.

JAM Capital Partners Management, LLC

/s/ John A. McCallum
John A. McCallum

Utility Service Holding Company, Inc.

/s/ Carl S. Cummings
Carl S. Cummings

16 Boardwalk Plaza \ St. Simons Island, GA 31522 \ jamcapitalpartners.net